EXHIBIT 5.1

       [LETTERHEAD OF LUSE GORMAN POMERENK & SCHICK, P.C.]
                         (202) 274-2000

December 27, 2002

Board of Directors
COMTEX News Network, Inc.
4900 Seminary Road, Suite 800
Alexandria, Virginia 22311

          Re:  COMTEX News Network, Inc.
               Registration Statement on Form S-8

Ladies and Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the registration of shares of common stock, par value $0.01 per share (the "Shares") of COMTEX News Network, Inc., a Delaware corporation (the "Company"), to be issued by the Company pursuant to the COMTEX News Network 1997 Employee Stock Purchase Plan, as amended (the "Plan").

     In rendering the opinion expressed herein, we have reviewed the Company's Certificate of Incorporation, the Plan and the Registration Statement on Form S-8 relating to the Plan, as well as applicable statutes and regulations governing the Company. We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinions expressed herein. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinion expressed herein are rendered.

     Based on the foregoing, we are of the following opinion:

     The Shares, when issued in accordance with the Plan, will be legally issued, fully paid and non-assessable.

     This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form
S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the Form S-8.

                         Very truly yours,

                         /s/ Luse Gorman Pomerenk & Schick
                         Luse Gorman Pomerenk & Schick,
                         A Professional Corporation